Exhibit 4.17

Supplementary Agreement

Agreement No.: YXZG-YY-HLGG20230102-02

Party A: Yingxuan Heavy Industry Co., Ltd

Party B: Shandong Hongli Special Section Tube Company Limited

Whereas on January 1, 2021, Party A and Party B entered into two Asset Transfer Agreements (Agreement No. YXZG-YY-HLGG20210101-02 and YXZG-YY-HLGG20210101-04) and one Agreement (Agreement No. YXZG-YY-HLGG20210101-03) in relation to the Asset Transfer Project, Party A and Party B have reached the following Supplementary Agreement through voluntary consultation in relation to the above three agreements (hereinafter referred to as the “Original Agreements”):

1.The Original Agreements were signed on January 1,2021, totaling 125004422.84 yuan.

2. The interest involved in the Original Agreements will not be accrued due to the delay in the progress of asset transfer between Party A and Party B caused by the impact of the epidemic in 2021 and 2022.

3. After communication between the two parties, the total price of the assets agreed in the Original Agreements is adjusted from 125,004,422.84 yuan to 151,372,196.93 yuan (at the same time, Party A and Party B agreed that, in relation to the parcel of land located east of Baochang Road, north of North Outer Ring Street, west of Changle County Keyuan Paper Co., Ltd. and south of Shijiazhuang Street, with a total area of 183,625 square meters, the compensation for demolition and relocation that needs to be returned by the government departments involved shall belong to Party B when the government departments return it later.)

4. As of May 5, 2023, Party B has paid Party A a total of 109,599,543.53 yuan, of which the total price of properties and land use rights that Party A has transferred to Party B totaled 85,207,329.32 yuan and the overpayment by Party B is 2,439,214.21 yuan (the total amount of Party B’s untransferred assets is 66,164,867.62 yuan. After deducting the overpayment of 24,392,214.21 yuan by Party B, the outstanding amount totals 41,772,653.41 yuan)

5. After Party A receives the remaining balance payment of 41,772,653.41 yuan from Party B, Party A shall cooperate with Party B to complete the delivery procedures of the remaining properties within 30 days, at which time Party B will have the actual ownership and control of the property and land use rights.

6.The details of the land use rights and the above-ground buildings and equipment involved under the above Agreements are set out in Annex 1 hereto.

7. If any discrepancies arise between the actual delivery and the details stipulated in Appendix 1 of this Agreement in the future, both parties shall separately negotiate the consideration corresponding to the discrepancies.

8. Any disputes arising from the performance of this Agreement shall be settled through friendly negotiation. If the negotiation fails, either party may apply to the people’s court of the place where party A is located for litigation.

9. This Agreement will take effect upon being signed and sealed by both parties. This Agreement is made in duplicate, with each party holding one copy.

Party A:Yingxuan Heavy Industry Co., Ltd

(seal) :

Legal (authorized) Representative (signature):

Party B: Shandong Hongli Special Section Tube Company Limited

(seal) :

Legal (authorized) Representative (signature):

Time of Signing: May 5, 2023

Annex 1:

Details of housing buildings and structures of untransferred projects (on unlicensed land)

No.	Name of Fixed Assets	Unit	Area of the property	Selling Price (including taxes, fees)	Notes
1	Building walls of the supporting industrial park	meter	1384.89	783418.42	unlicensed
2	Building walls of the supporting industrial park	meter	660.00	290400.00	unlicensed
3	North Gate Guard Room of the supporting industrial park	㎡	35.00	349579.98	unlicensed
4	North Gate of the supporting industrial park			42098.20	unlicensed
5	Bicycle shed of the supporting industrial park	㎡	126.60	37800.00	unlicensed
6	Roads of the supporting industrial park	㎡	28652.02	4154542.90	unlicensed
7	Public place of the supporting Industrial Park			3380934.09	unlicensed
8	Entrance ditch of the supporting industrial park			135501.50	unlicensed
9	Supporting Industrial Park 1 # plant			14285.78	unlicensed
10	Supporting Industrial Park 10 # plant			24118.96	unlicensed
11	Supporting Industrial Park Plaza	㎡	19728.74	2564736.20	unlicensed
12	Supporting Industrial Park 9 # factory side shed	㎡	2069.25	475927.56	unlicensed
	Total			12253343.59

Details of untransferred project land (unlicensed land)

No.	Information of Plot	Land area（㎡）	Selling Price (including taxes and fees)	Notes
1	Unlicensed land	183625	53,911,524.03
	Total		53,911,524.03

Details of the buildings and structures of the transferred project (on licensed land)

No.	Name of the Assets	Asset unit	Number of assets	Price (including tax)	Notes
1	Blending Workshop	㎡	1874.00	1,612,931.62
2	Finished goods warehouse	㎡	990.00	843,856.20
3	Coolant Workshop	㎡	174.00	109,623.48
4	Office	㎡	100.75	63,474.52
5	Fireproof system			406,878.83
6	Plant ground	㎡	4624.68	730,930.67
7	Fireproof water sink	cubic meter	1512.00	440,142.00
8	Accident liquid storage pool	cubic meter	10750.00	602,470.44
9	Supporting Industrial Park 9 # factory buildings	㎡	2026.50	1,276,735.53
10	Supporting Industrial Park 9 # plant	㎡	13924.02	11,469,884.74
11	Supporting Industrial Park 4 # plant	㎡	7763.43	7,572,205.43
12	Supporting Industrial Park 4 # factory buildings	㎡	2026.50	1,276,735.53
13	Supporting Industrial Park 2 # factory buildings	㎡	1351.00	851,157.02
14	Supporting Industrial Park 2 # plant	㎡	7763.43	7,403,255.43
15	Supporting Industrial Park 7 # factory buildings	㎡	1351.00	851,157.02
16	Supporting Industrial Park 7 # plant	㎡	13924.02	13,048,311.65
Total				48,559,750.11

Details of the buildings and structures of the transferred project (on licensed land)

No.	Project Name	Gross floor area (㎡)	Unit Price	Price (including tax)	Notes
1	Entrance ditch of the supporting industrial park	60 meters		135,501.50
2	Switchboard	16		141,817.27
3	Dry-type transformer	1		43,589.74
4	Electric door			37,904.00
5	Low-voltage capacitor cabinet	1		20,341.88
6	Low voltage outlet cabinet	2		12,393.16
7	Sewage tank			2,505,644.09
8	Brick walls	1384.89	565.69	783,418.42
9	Cast-iron courtyard wall	660	440.00	323,089.64
10	Membrane shed		126.00	135,501.50
Total				4,139,201.20

Details of the transferred project land of Ensign Heavy Industries (on licensed land)

No.	Plot Information	Land area (㎡)	Untaxed value of assets	Price (including tax)
1	Plot 1	15331	5519160.00	6015884.40
2	Plot 2	67514	24305040.00	26492493.60
Total			29824200.00	32508378.00

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